Exhibit 10.3

AMENDMENT

THIS AMENDMENT (this “Amendment”) is entered into by and between SRx Health Solutions Inc., a Delaware corporation (the “Company”) and Keystone Capital Partners, LLC, a Delaware limited liability company (“Keystone”) as of this 28th day of October, 2025.

A. The Company previously entered into that certain Common Stock Purchase Agreement, by and between the Company and Keystone, that provides for an equity line of credit whereby the Company may issue and sell to Keystone from time to time up to $50 million of shares of its common stock, par value $0.001 per share (“Common Stock”) together with any other shares of Common Stock (or other securities of the Company) issued (or issuable) in connection therewith (the “ELOC”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the ELOC.

B. The Company and Keystone desire to increase the maximum size of the equity line of credit to $1,000,000,000 (the “Amendment”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Keystone hereby agree as follows:

1.	Amendment.

a.	Effective as of the date of this Amendment, the Company and Keystone hereby agree that each of the references to “$50,000,000” in the first Whereas clause, Section 1.1 and Section 2.4 of the ELOC and in Recital A of the Registration Rights Agreement shall be deleted and replaced with “$1,000,000,000.”

b.	Effective as of the date of this Amendment, the Company and Keystone hereby agree that the reference to “125,000,000” in last sentence of Section 4.4 and the second sentence of Section 5.2 of the ELOC shall be deleted and replaced with “82,000,000.”

c.	Effective as of the date of this Amendment, the Company and Keystone hereby agree that the following sentence shall be added as the last sentence of Section 5.2 of the ELOC:

“Within two (2) Business Days following any increase in authorized shares of Common Stock, the Company shall confirm that an aggregate of 125,000,000 shares of Common Stock have been reserved for issuance pursuant to this Agreement.”

d.	Effective as of the date of this Amendment, the Company and Keystone hereby agree that the disclosure schedules attached to this Amendment shall replace in their entirety the Disclosure Schedule delivered by the Company to Investor upon execution of the ELOC.

2.	No Other Modifications. Except for the rights expressly waived, amended or modified herein, the ELOC shall each remain in full force and effect.

3.	No Third Party Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

4.	Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature or signature delivered by e-mail in a “.pdf” format data file, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc., shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

5.	No Strict Construction. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.	Headings. The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.

7.	Severability. If any provision of this Amendment is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Amendment so long as this Amendment as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

8.	Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Amendment.

9.	Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

10.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

11.	Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the Company and Keystone hereby execute this Amendment as of the date first above written.

SRX HEALTH SOLUTIONS INC.

By:
Name:
Title:

KEYSTONE CAPITAL PARTNERS, LLC

By:
Name:
Title:

COMPANY DISCLOSURE SCHEDULE

TO THE

COMMON STOCK PURCHASE AGREEMENT

BY AND AMONG

KEYSTONE CAPITAL PARTNERS, LLC AND SRX HEALTH SOLUTIONS INC.

Reference is made to the Common Stock Purchase Agreement is dated as of July 3, 2025, by and among Keystone Capital Partners, LLC and SRx Health Solutions Inc. (the “Company”) (as amended by the certain Amendment dated as of October 17, 2025, the “Agreement”) Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

This Disclosure Schedule is being furnished pursuant to the terms of the Agreement. Any summary of or reference to any document herein is qualified in its entirety by the terms of such document (and all agreements, transactions and arrangements referenced in or contemplated thereby), and the terms and provisions of each such document (and all agreements, transactions and arrangements referenced in or contemplated thereby) are incorporated herein by reference.

The section or subsection numbers in this Disclosure Schedule shall qualify the corresponding section or subsection numbers in the Agreement, provided, however, that any information set forth in any section or subsection of this Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections or subsections of this Disclosure Schedule to which such matter’s application or relevance is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereof. The headings in this Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of the disclosures contained herein. This Disclosure Schedule may contain items that are not required by the Agreement to be listed herein. Such additional items are set forth for informational purposes only.

This Disclosure Schedule and the information contained herein are intended only to qualify and limit the representations, warranties and covenants of the Company, as applicable, contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

Disclosure of any information herein is not a statement or admission that such information is material, is required to be disclosed herein, reaches any applicable materiality or dollar thresholds or is likely to materially and adversely affect the ability of the Company to perform its obligations under the Agreement or to consummate the transactions contemplated thereby. The fact that any item is disclosed in any section of this Disclosure Schedule shall not give rise to any implication that the failure to disclose it would result in any breach of any representation or warranty contained in the Agreement. No disclosure in this Disclosure Schedule relating to any possible breach or violation of any agreement, law, rule or regulation shall be construed as an indication or admission that any such breach or violation actually exists or has occurred. No general disclosure in any section herein shall be limited by any more specific disclosure in either that section or any other section herein.

Schedule 4.6

SEC Documents

The following SEC Documents were not filed timely:

●	Current Report on Form 8-K filed with the SEC on March 31, 2025
●	Current Report on Form 8-K/A filed with the SEC on July 11, 2025
●	Quarterly Report on Form 10-Q filed with the SEC on September 30, 2025

Schedule 4.6(e)

Financial Reporting

During the audit of SRx Health Solutions (Canada) Inc. (“SRx Canada”) for the fiscal year ended September 30, 2024, the independent auditor identified material weaknesses and significant deficiencies in internal control over financial reporting. These included weaknesses in documentation supporting retail pharmacy sales, fair value determinations, debt agreements, and technical accounting processes, as well as deficiencies in IT general controls and evidence of review for key account reconciliations. The auditor also identified a material weakness related to management override of controls.

These control deficiencies relate solely to the operations of SRx Canada and its systems. Following the deconsolidation of SRx Canada effective August 11, 2025, such material weaknesses and significant deficiencies are not expected to have any continuing impact on the Company’s internal control over financial reporting.

In connection with the preparation of the condensed consolidated financial statements for the nine months ended June 30, 2025, the Company identified an immaterial error in revenue recognized in the fiscal year ended September 30, 2024, related to prescriptions that had been billed but not dispensed and therefore did not meet the criteria for revenue recognition under ASC 606. These prescriptions were a group of high-cost Hepatitis-C prescriptions, primarily related to an isolated patient population within a legacy government-funded care program, that remained in pharmacy workflow and had not been reversed due to deficient controls at the time of original billing.

To correct this error, the Company recorded a reduction to accumulated deficit of approximately $1.8 million as of September 30, 2024, which reflects the impact on previously reported net income. The adjustment is reflected in the current period condensed consolidated financial statements and does not result in any change to previously reported trends, segment information, compliance with covenants or regulations, or other key financial metrics.

Management of the Company assessed the materiality of this matter under SEC Staff Accounting Bulletins No. 99 and No. 108 and concluded that, based on currently available information, the matter is not material to previously issued financial statements, either individually or in the aggregate. Management is continuing its assessment, and the amount of the adjustment to accumulated deficit could change as the assessment is finalized. The matter solely rates to the Company’s discontinued operations, and not its continued operations.

Management of the Company has submitted the matter to relevant regulatory authorities in Canada in accordance with applicable reporting obligations.

Schedule 4.7

Subsidiaries

1.	Halo, Purely for Pets, Inc., a Delaware Corporation
2.	Bona Vida, Inc., a Delaware Corporation
3.	1000994085 Ontario, Inc., a corporation organized under the laws of Ontario, Canada
4.	SRx Health Solutions (Canada), Inc., a corporation organized under the laws of Ontario, Canada
5.	Aimia Pet Healthco, Inc., a corporation organized under the laws of Ontario, Canada
6.	SRx Health Ontario Inc., a corporation organized in Canada
7.	ConnectRx Inc., a corporation organized in Canada
8.	Origen Pharmaceuticals, Inc., a corporation organized in Canada
9.	Physician’s Clinical Research, Inc., a corporation organized in Canada
10.	SRx Diagnostics Inc., a corporation organized in Canada
11.	SRx Solutions Inc., a corporation organized in Canada
12.	TDDA SR SMO, Inc., a corporation organized in Canada
13.	Toronto Digestive Disease Associates, Inc., a corporation organized in Canada
14.	Alberta Specialty Rx, Inc., a corporation organized in Canada
15.	ConnectRx West Inc., a corporation organized in Canada
16.	Edmonton SRx Inc., a corporation organized in Canada
17.	Greg’s Drugs Ltd., a limited company organized in Canada
18.	S. Parsons Pharmacy Ltd., a limited company organized in Canada
19.	SRx 101 Inc., a corporation organized in Canada
20.	0864009 B.C. Ltd., a limited company organized in Canada
21.	Pier Health Resource Centre Ltd., a limited company organized in Canada
22.	SRx-Island Holdings Inc., a corporation organized in Canada
23.	3788602 Manitoba Ltd., a limited company organized in Canada
24.	SRx-NS Inc., a corporation organized in Canada
25.	SRx Pharma Inc., a corporation organized in Canada
26.	Vaughan Endoscopy Clinic Inc., a corporation organized in Canada

Schedule 4.14

Certain Fees

None.

Schedule 4.16

Environmental Compliance

None.

Schedule 4.28

Listing and Maintenance Requirements

On October 14, 2025, the Company received a letter from NYSE American LLC notifying of its noncompliance with Section 1003(a)(i) and (ii) of the NYSE American Company Guide since it reported stockholders’ deficit of approximately ($45.9) million as of June 30, 2025, and had losses from continuing operations and/or net losses in three of its four most recent fiscal years ended December 31, 2024.

In connection with its non-compliance with Section 1003(a)(i) and (ii), the Company must submit a plan by November 13, 2025 (“Plan Due Date”), advising of actions it has taken or will take to regain compliance with the continued listing standards by July 14, 2026 (“Plan Period Deadline”), which represents a truncated Plan Period Deadline of nine months. The Company’s plan will include specific milestones, quarterly financial projections and details related to any strategic initiatives it plans to complete.

If the Company does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards by the Plan Period Deadline, or if the Company does not make progress consistent with the plan during the plan period, Exchange staff will initiate delisting proceedings as appropriate. The Company may appeal a staff delisting determination in accordance with Section 1010 and Part 12 of the Company Guide.

Notwithstanding the foregoing, the letter indicated NYSE American can take accelerated delisting action in the event that the Company’s common stock trades at levels viewed to be abnormally low and no longer suitable for listing pursuant to Section 1003(f)(v) of the Company Guide. The NYSE American generally views trading below a price of $0.10 to be abnormally low.